SouthPeak Interactive, Sales Representative Agreement

This Agreement ("Agreement") is made and entered into as of July 21, 2006, by and between SouthPeak Interactive LLC., ("Publisher"), a Virginia Corporation, with an address of 2900 Polo Parkway, Suite 104, Midlothian, VA 23113 U.S.A., and Phillips Sales, Inc.("Representative"), a corporation, with an address of 2900 Polo Parkway, Suite 200, Midlothian,VA 23113

WHEREAS, Representative is engaged in the business of the sales and marketing of videogames, software and related products ("Products"), and maintains a sales force experienced in such sales;

WHEREAS, Publisher is in the business of publishing and distributing the Products; and

WHEREAS, Representative possesses the expertise and sales marketing knowledge consistent with the sales objectives of Publisher.

NOW THEREFORE, the parties hereto agree as follows:

1. Appointment

Publisher hereby appoints Representative as an exclusive representative to sell the Products published by Publisher set forth in Schedule A, which is attached hereto and incorporated herein (the "Authorized Products"), solely in the territory set forth on Schedule B, attached hereto and incorporated herein (the "Authorized Territory"). Publisher may modify, discontinue or change the Authorized Products, and add or delete Authorized Products from Schedule A, in its sole discretion, upon written notice to Representative. During the Term (as defined below) of this Agreement, Representative shall have the right to sell the Authorized Products in the Authorized Territory to the account(s) specifically identified in Schedule C (the "Authorized Account(s)"). Nothing contained in this Agreement shall prohibit Publisher from marketing and selling, nor from appointing others to market and sell the Authorized Products to accounts other than the Authorized Account(s) or products not identified as Authorized Products to any account, including Authorized Account(s).

2. Representative Obligations

Representative hereby agrees to use its best efforts to promote the sale of the Authorized Products to Authorized Accounts in the Authorized Territory and to cooperate with Publisher in carrying out the Publisher's sales programs. To this end, Representative shall, without limitation:

(a) Maintain an office and staff in the Authorized Territory sufficient to meet obligations under this Agreement;

(b) Contact all Authorized Accounts and potential accounts on a regular basis as agreed upon with the Publisher's sales management;

(c) Cooperate at the request of Publisher and furnish such information concerning the credit standing and accounts payables of Authorized Accounts in the Authorized Territory;

(d) Be responsible for assisting Publisher in assuring the prompt payment from Authorized Accounts within their terms of credit extended by Publisher;

(f) Provide such sales and lead reports and forecasts and such other information reasonably requested by Publisher, including, but not limited to, reports and forecasts regarding market conditions, pending business and contacts, problem areas, and sales plans and programs; and

(g) Provide necessary and reasonable customer support and consultation, including accommodating customer relations and inquiries.

3. Purchase Orders

All purchase orders for the Authorized Products received by Representative shall be promptly forwarded to Publisher and each Authorized Account order submitted by Representative for the Authorized Products shall be subject to Publisher's prior approval and acceptance. Representative shall have no authority to accept or reject any orders for or in the name of Publisher or in any other way to bind or to enter into contractual commitments for or on behalf of Publisher and Representative will so inform all Authorized Accounts in the Authorized Territory. In all cases the documents forwarded to Publisher shall be the original order documents received from the Authorized Account. Publisher may accept orders by telephone or other electronic means, but in all such cases the Representative shall promptly forward to Publisher the supporting original purchase order document. Unless otherwise agreed upon by Publisher and Representative, Publisher shall ship all of the Authorized Products directly to the Authorized Accounts from such location(s) as Publisher shall determine.

4. Terms of Sale

Publisher shall at prices and upon terms and conditions establish Sale of the Authorized Products. At its sole discretion, Publisher shall have the right at any time to establish or change its prices, account price list, discount rates, terms and conditions of sale, warranty, delivery and packaging charges, methods of payment and any other matters relating to the sale of the Authorized Products and to discontinue offering any Authorized Product without thereby incurring any obligation or liability to Representative.

5. OEM Accounts and License Transaction

This Agreement does not apply to sales to "original equipment manufacturers" now or hereafter designated by Publisher in its sole discretion, nor does it apply to transactions with Authorized Accounts or other accounts who obtain rights in the Authorized Products by license rather than purchase. Representative shall not have the right to negotiate or enter into any such agreements with any third parties and no commissions and/or compensation shall be payable to Representative from sales to, by or through original equipment manufacturers' or licensees or sublicenses of the Publisher.

6. Records and Reports

During the Term and for a period of one (1) year thereafter, Representative shall maintain complete and accurate books and records and retain originals or copies of all correspondence with Authorized Accounts and all other correspondence of any kind relating to all obligations of Representative under this Agreement. Publisher, or its designee, upon reasonable notice shall have the right at any time during the Term of this Agreement, and for a period of one (1) year thereafter, to make an examination of such books, records and correspondence maintained by the Representative hereunder.

7. Compensation

Publisher agrees to compensate Representative at the rate of three percent (3%) of the Net Receipts (as defined herein) for sales of the Authorized Products made by Representative to Authorized Accounts (the "Commission Rate"). In addition, Publisher may change the Commission Rate for Authorized Accounts and add Authorized Accounts with different Commission Rates to this Agreement from time to time. Net Receipts are defined as all money actually received by Publisher from the Authorized Account(s) for the purchase of Authorized Products, reduced by any marketing discount funds, discounts, returns or allowances, price protections, credits or other adjustments, applicable taxes, shipping and handling. All sales commissions due hereunder shall be payable to Representative on the last day of the month following the month in which Publisher receives Net Receipts from the Authorized Accounts. Commissions shall be considered as earned as of the date of payment of Net Receipts to Publisher by Representative's Authorized Account.

8. Term

The initial term (the "Initial Term") of this Agreement shall commence as of the date of this Agreement and continue for a term of one (1) year, unless sooner terminated in accordance with Section 9 below. Publisher may extend the term for an additional one (1) year period (the "Renewal Term") by giving Representative written notice thereof within thirty (30) days of the end of the Initial Term. The Initial Term and Renewal Term, if any, are hereinafter collectively referred to as the Term.

9. Termination

(a) During the Term, Publisher may terminate this Agreement or the exclusive nature of the appointment of Representative as set forth in Section 1, upon either (1) immediate written notice if Representative is in material breach of any representation, warranty, indemnification or any other provision of this Agreement; or, (2) ten (10) days written notice by Publisher, for any other reason at Publisher's sole discretion. During the Term, Representative may terminate this Agreement upon thirty (30) days prior written notice, if Publisher is in material breach of this Agreement, and fails to cure that breach within thirty (30) days after receipt of written notice thereof.

(b) Upon expiration or termination of this Agreement, representative shall return to Publisher all technical, sales, advertising and promotional materials and packages, cartons, labels, containers and similar items pertaining to the Authorized Products and samples of the Authorized Products or, at Publisher's option, shall take such other action with respect to such items as requested by Publisher. Publisher shall also have the right to inspect and make copies of all or any portion of any documents regarding fulfillment of Representative's obligations assumed under this Agreement as per Section 6 of this Agreement. Adjustment and/or payment of all claims between Representative and Publisher shall occur no later than one (1) year after the effective date of expiration or termination of this Agreement, except that no commission shall be paid to Representative on account of orders shipped to any Authorized Account if (1) any proceedings have been threatened or commenced against such account under any bankruptcy, insolvency, or debtor's relief law (until such proceeding has been vacated or set aside) and (2) any payments received by Publisher from such Authorized Account might be required, in Publisher's sole judgment, to be paid over to a trustee or other person in connection with such proceeding. Representative shall repay any commissions received which are attributed to goods paid for if such payments are required to be refunded pursuant to a judgment or order issued from such proceeding.

(c) This Agreement and all privileges, rights and obligations herein shall terminate except that Representative's obligations under Section 6 and under Sections 10, 12, 13, 14, 16, 18, 19, 24 and 25 shall survive the termination or expiration of this Agreement.

10. Proprietary Rights

Ownership of all applicable copyrights, trade secrets, patents and other intellectual property rights in the Authorized Products shall remain vested in Publisher, or in Publisher's licensors. Representative shall not remove Publisher's copyright and/or trademark notices, restricted rights legends or any other notices from the Authorized Products. Representative shall fully cooperate with Publisher in any action relating to enforcement of Publisher's proprietary rights.

11. No Representations

Representative may not make any contracts or commitments on behalf of Publisher nor make any warranties or other representations regarding the Authorized Products other than those previously authorized by Publisher in writing.

12. Representations & Warranties

Representative represents, warrants and covenants that: (i) it has full power and authority to enter into this Agreement and to carry out its obligations hereunder; (ii) this Agreement has been duly authorized, executed and delivered by Representative and constitutes a legally enforceable agreement of Representative; (iii) this Agreement is not limited or restricted by, and is not in conflict with, any commercial arrangements, obligations, contract, agreement or other instrument to which Representative is either bound or subject; (iv) the performance of this Agreement by Representative shall not infringe any intellectual property rights of any person; and (v) Representative shall not violate any rules, regulations or laws in securing orders of the Authorized Products.

Publisher represents and warrants that (i) it is a duly existing corporation under the laws of The State of Virginia; (ii) it has full power and authority to enter into this Agreement and to carry out its obligations hereunder; and (iii) to the best of Publisher's knowledge, the Authorized Products will not include any content matter or service that will infringe or misappropriate any rights of any third party.

13. Indemnification

Each party hereby agrees to defend, indemnify and hold, the other party, its shareholders, directors, officers, employees, parent companies, subsidiaries, and affiliates, harmless from and against any and all claims, liabilities, judgments, penalties, and taxes, civil and criminal, and all costs, expenses (including, without limitation, reasonable attorneys' fees) incurred in connection therewith, which any of them may incur or to which any of them may be subjected, arising out of or relating to a material breach of this Agreement or a breach of any representation and/or warranty of the other party.

14. Limitation

ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED. THE LIABILITY OF PUBLISHER, IF ANY, FOR DAMAGES RELATING TO ANY OF THE AUTHORIZED PRODUCTS WILL BE LIMITED TO AMOUNTS OWED PURSUANT TO PARAGRAPH 3 HEREOF AND WILL IN NO EVENT INCLUDE LOST PROFITS OR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND EVEN IF PUBLISHER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15. Independent Contractors

It is expressly agreed that Publisher and Representative are acting hereunder as independent contractors and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other except to the extent and for the purposes provided for herein.

16. Confidentiality

During the Term of this Agreement and for a period of three (3) years from the expiration or earlier termination of this Agreement, Representative will regard and preserve as strictly confidential all information and material, including the terms and conditions of this Agreement, marketing information, manufacturing information, and customer or client information, provided by Publisher (hereinafter "Confidential Information"). Representative further acknowledges and agrees that, in the event of a breach or threatened breach of this Section 16, Publisher shall have no adequate remedy in money or damages and, accordingly, shall be entitled to preliminary, permanent and other injunctive relief without having to post bond. Representative represents and warrants that all of its employees and/or contractors who will have access to any Confidential Information of Publisher have entered, or will enter, into a confidentiality agreement no less restrictive than the terms of this Section 16.

17. Severability

In the event any portion of this Agreement is declared void by any court or tribunal of competent jurisdiction then, in that event, that portion shall be deemed severed from this Agreement, and the remaining portions hereof shall remain in full force and effect.

18. Assignment

Representative may not assign this Agreement (including by operation of law) or any obligations herein (including, but not limited to, hiring of non-employees and/or sub-representatives) without the prior written consent of Publisher. Any purported assignment without such written consent shall be unenforceable and shall have no force or effect. The provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, successors and assigns.

19. Notices

Ail notices and statements shall be in writing and shall, together with any payments, be delivered personally by hand delivery or by United States Postal Service, certified, return receipt requested, Federal Express or other internationally recognized receipted overnight or courier service, postage prepaid, or sent by a confirmed (confirmation report printed) facsimile transmission with follow up copy sent by the aforesaid means (failure to send follow up copy by other means shall be deemed failed delivery of notice), to the intended party at the address set forth at the beginning of this Agreement (unless notification of a change of address is given in writing). Notice shall be deemed delivered upon the date of personal delivery or facsimile transmission or the date of delivery as indicated by Federal Express or other internationally recognized receipted overnight or courier service, or the date indicated on the return receipt from the United States Postal Service.

20. Complete Agreement

This Agreement, together with the annexed Schedules constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications between the parties. This Agreement may not be modified except by a writing signed by a duly authorized representative of each of the parties.

21. Force Majeure

Publisher shall not be liable or deemed to be in default for any delay or failure in performance under this Agreement resulting directly or indirectly from acts of God, or any causes beyond the reasonable control of Publisher.

22. No Waiver

Failure by Publisher or Representative, in any one or more instances, to enforce any of its rights in connection with this Agreement, or to insist upon the strict performance of the terms of this Agreement or its Schedules, shall not be construed as a waiver or a relinquishment of any such rights for any other breach or enforcement thereof.

23. Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

24. Governing Law

This Agreement and the Appendices shall be construed in accordance with the laws of the United States and the State of Virginia applicable to agreements executed and wholly performed therein. The parties hereto agree that any dispute arising out of or relating to this Agreement shall be instituted and prosecuted in the courts of competent jurisdiction of the State of Virginia located in Richmond, VA and the parties hereto irrevocably submit to the jurisdiction of said courts and waive any rights to object to or challenge the appropriateness of said forums. Representative hereby agrees to accept service of process pursuant to the notice provisions hereunder and waives any and all objections to venue, jurisdiction or service of process.

25. Remedies

Except as otherwise provided in this Agreement, all of Publisher's rights and remedies herein or otherwise shall be cumulative and none of them shall be in limitation of any other right or remedy in law and/or equity

26. No Offer

This document shall not be deemed an offer and shall not be binding unless signed by a duty authorized representative or officer of Publisher and Representative.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PUBLISHER		REPRESENTATIVE

By:	/s/ Gregory Phillips	By:	/s/ Gregory Phillips
Duly authorized for SouthPeak Interactive		Duly authorized for Phillips Sales, Inc.
Print Name: Gregory Phillips		Print Name: Greg Phillips
Print Title: Secretary / Treasurer		Print Title: Sec / Tres

SCHEDULE A

AUTHORIZED PRODUCTS

New video software products for:

•	Microsoft Windows PC
•	Microsoft Xbox
•	Nintendo Game Boy Advance
•	Nintendo GameCube
•	Sony PlayStation (PSOne)
•	Sony PlayStation 2

Excludes sales of "used", "customer returns" or "defectives" to any accounts.

SCHEDULE B
“AUTHORIZED TERRITORY”

NA

SCHEDULE C
“AUTHORIZED ACCOUNT(S)”

Blockbuster

Circuit City

CompUSA

Gamestop Texas LP

Ingram Entertainment

US1

VPD

Wal-Mart